EXHIBIT 21.1

BG FINANCIAL GROUP, INC.—SUBSIDIARIES

At December 31, 2006, the subsidiary of the Registrant is as follows:

Bank of Greenville, 3095 East Andrew Johnson Highway, Greeneville, Tennessee 37745—a Tennessee chartered state bank started in July 2001.